Exhibit 5.1

September 22, 2026

Agree Realty Corporation Agree Limited Partnership 32301 Woodward Avenue Royal Oak, Michigan 48073

Re:	Registration of 5.650% Senior Notes Due 2036 of Agree Limited Partnership
Ladies and Gentlemen:
We have acted as counsel to Agree Limited Partnership, a Delaware limited partnership (the “Issuer”), in connection with the issuance and sale of $400,000,000 aggregate principal amount of the Issuer’s 5.650% Senior Notes due 2036 (the “Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 (File No. 333-295307) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”), which became effective upon filing with the Commission, with the Notes to be guaranteed (the “Guarantees”) by Agree Realty Corporation, a Maryland corporation (the “Parent”), the parties listed on Schedule I attached hereto (the “Covered Guarantors”) and the parties listed on Schedule II attached hereto (together with the Parent and the Covered Guarantors, the “Guarantors”).
In our capacity as counsel to the Issuer, we have examined originals or copies of (i) the Registration Statement, (ii) an indenture, dated as of August 17, 2020, among the Issuer, Parent, and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Officer’s Certificate delivered by the Issuer and the Parent on September 22, 2026 (as supplemented, the “Indenture”), (iii) the underwriting agreement (the “Underwriting Agreement”), dated September 17, 2026, by and among the Issuer, the Guarantors, and PNC Capital Markets LLC, J.P. Morgan Securities LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, and (iv) such other limited liability company and limited partnership and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.
The law covered by the opinions expressed in this opinion letter is limited to the following Law (as applicable and as defined in paragraph F below): (i) the Delaware Revised Uniform Limited Partnership Act (the “Delaware RULPA”), (ii) the Delaware Limited Liability Company Act (together with the Delaware RULPA, “Applicable Delaware Law”), (iii) the federal Law of the United States, (iv) the internal Law of the State of Michigan, (v) the internal Law of the State of Illinois, and (vi) the internal Law of the State of New York, in each case as in effect on the date of this opinion letter, and we do not express any opinion concerning any other laws. We are not admitted to practice in the State of Delaware and, with respect to the opinions set forth below, insofar as they relate to any Delaware law, we (a) have limited our review, with your permission, to standard compilations available to us of Applicable Delaware Law, which we have assumed to be accurate and complete, and (b) have not reviewed case law.

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

September 22, 2026

Based upon and subject to the foregoing, we are of the opinion that:
1.The Notes and the Guarantees have been duly authorized by all necessary limited partnership or limited liability company action, as applicable, on the part of the Issuer and each of the Covered Guarantors.
2.When authenticated, executed, issued and delivered in accordance with the Indenture and upon payment for and delivery of the Notes in accordance with the terms of the Underwriting Agreement, the Notes will be the legally valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.
3.When the Guarantees are executed and delivered and the Notes are executed, issued, authenticated and delivered, all in accordance with the Indenture and upon payment for and delivery of the Notes in accordance with the terms of the Underwriting Agreement, the Guarantees will be the legally valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.
With respect to the foregoing opinions, we have assumed as true the matters set forth in the opinions of Ballard Spahr LLP, Burr & Forman LLP and Porter Hedges LLP dated the date hereof, a copy of which has been delivered to you by such other counsel.
Our opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting the enforcement of creditors’ rights generally (including, without limitation, fraudulent conveyance and voidable transaction laws), general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.
We express no opinion as to the validity, binding effect or enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), (ii) waivers by the Issuer or any Guarantor of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Issuer or any Guarantor to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct, (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination, usury and other interest-related restrictions, or (v) provisions providing that the terms of agreement may not be waived or modified except in writing.
We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of Agree Realty Corporation and Agree Limited Partnership being filed on the date hereof and incorporated by reference into the Registration Statement. We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus supplement, dated September 17, 2026, filed with the Commission on September 18, 2026. In giving such consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under the Securities Act.

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

September 22, 2026

Very truly yours,

/s / Honigman LLP

HONIGMAN LLP

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

Schedule I

Delaware Guarantors
1	Agree 2016, LLC
2	Agree Central, LLC
3	Agree Chapel Hill NC, LLC
4	Agree Columbia SC, LLC
5	Agree Construction Management, LLC
6	Agree Convenience No. 1, LLC
7	Agree CW, LLC
8	Agree DT Jacksonville NC, LLC
9	Agree Farmington NM, LLC
10	Agree Grandview Heights OH, LLC
11	Agree Greenwich CT, LLC
12	Agree Land East, LLC
13	Agree Land West, LLC
14	Agree Lebanon NH, LLC
15	Agree Littleton CO, LLC
16	Agree MCW, LLC
17	Agree Mena AR, LLC
18	Agree NJ, LLC
19	Agree Onaway MI, LLC
20	Agree Orange CT, LLC
21	Agree Oxford Commons AL, LLC
22	Agree Paterson NJ, LLC
23	Agree SB, LLC
24	Agree Secaucus NJ, LLC
25	Agree Shelf ES PA, LLC
26	Agree Shelf PA, LLC
27	Agree Stores, LLC
28	Agree TK, LLC
29	AR Land CA, LLC
30	AR Land Central, LLC
31	AR Land East, LLC
32	AR Land West, LLC
33	AR WTO, LLC
34	BB Farmington NM, LLC
35	DD 71, LLC
36	LSDW Derby CT, LLC
37	Lunacorp, LLC
38	Pachyderm Chattanooga TN, LLC

39	Pachyderm Marietta GA, LLC
40	Pachyderm Myrtle Beach SC, LLC
41	Pachyderm Philadelphia PA, LLC
42	Pachyderm Properties, LLC
43	Pachyderm Riverdale GA, LLC
44	Pachyderm Waite Park MN, LLC
45	Paint PA, LLC
46	Safari Properties II, LLC

Illinois Guarantor
1	Agree Spring Grove, LLC

Michigan Guarantors
1	Agree 117 Mission, LLC
2	Agree Madison AL, LLC
3	Agree M-59, LLC
4	Agree Southfield, LLC
5	Agree Walker, LLC
6	Mt. Pleasant Shopping Center, L.L.C.

Schedule II

1	Agree St. Petersburg, LLC, a Florida limited liability company
2	Agree Fort Walton Beach, LLC, a Florida limited liability company
3	Agree Tallahassee, LLC, a Florida limited liability company
4	DD Hempstead LLC, a North Carolina limited liability company
5	DD Brownsville LLC, a North Carolina limited liability company
6	Agree Wilmington, LLC, a North Carolina limited liability company
7	Agree Dallas Forest Drive, LLC, a Texas limited liability company
8	Agree Roseville CA, LLC, a California limited liability company
9	Agree Absecon Urban Renewal, LLC, a New Jersey limited liability company
10	Agree Marietta, LLC, a Georgia limited liability company
11	Agree Wawa Baltimore, LLC, a Maryland limited liability company